Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-197818 of our reports dated March 17, 2014, relating to the consolidated financial statements of Enterprise Financial Services Corp and the effectiveness of Enterprise Financial Services Corp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
August 18, 2014